National Life Insurance Company One National Life Drive· Montpelier, Vermont 05604

Elizabeth H. MacGowan Vice President - Product Development

May 1, 2008

National Life Insurance Company One National Life Drive Montpelier, Vermont 05604

Ladies and Gentlemen:

In my capacity as Actuary - Vice President - Product Development of National Life Insurance Company
("National Life"), I have provided actuarial advice concerning: (a) the preparation of Post Effective Amendment No.
13 to a registration statement for National Variable Life Insurance Account filed on Form N-6 with the Securities and Exchange Commission under the Securities Act of 1933 (the "Registration Statement") regarding the offer and sale of Flexible Premium Adjustable Benefit Variable Life Insurance Policies (the "Policies"); and (b) the
preparation of policy forms for the Policies described in the Registration Statement.

It is my professional opinion that:

(1) The illustrations of Death Benefits, Cash Surrender Values, and accumulated premiums in
Appendix A of the prospectus (the "Prospectus") contained in the Registration Statement, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies and National Life's administrative procedures.

(2) The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits as shown in the illustrations, appear to be materially more favorable than for any other prospective purchaser with different assumptions.

(3) The illustrations are based on a commonly used rating classification and premium amounts and ages appropriate for the markets in which the Contract is sold.

Sincerely,
/s/ Elizabeth H. MacHGowan

Elizabeth H. MacGowan, F.S.A., M.A.A.A. Actuary Vice President - Product Development